Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

US Federal Properties Trust, Inc.

Kansas City, Missouri

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-11 of our report dated May 13, 2010 relating to the balance sheet of US Federal Properties Trust, Inc., our report dated May 13, 2010 relating to the combined financial statements and financial statement schedule of US Federal Properties Trust Predecessor, and our reports dated May 13, 2010 relating to the statements of revenues and certain operating expenses of 12445 E. Caley Ave., Centennial, CO, the Rainier Portfolio, 2206 N. John Redditt Dr., Lufkin, TX, 15500 Pines Blvd., Pembroke Pines, FL and the Texas SSA Portfolio (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements) which are contained in the Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP

Chicago, Illinois

May 13, 2010